Exhibit 5.1

August 29, 2025

Nomura Holdings, Inc.,

13-1, Nihonbashi 1-chome,

Chuo-ku, Tokyo 103-8645,

Japan.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of an unspecified principal amount of senior debt securities (the “Senior Debt Securities”), an unspecified principal amount of dated subordinated debt securities (the “Dated Subordinated Debt Securities”) and an unspecified principal amount of perpetual subordinated debt securities (the “Perpetual Subordinated Debt Securities,” and together with the Senior Debt Securities and the Dated Subordinated Debt Securities, the “Securities”) of Nomura Holdings, Inc., a Japanese corporation (the “Company”), we, as your United States counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is our opinion that, (i) when the Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the registration statement on Form F-3 (File No. 333-283915) (as amended by the Post-Effective Amendment, the “Registration Statement”) has become effective under the Act, (ii) in the case of the Senior Debt Securities, when the terms of the Senior Debt Securities and of their issuance and sale have been duly established in conformity with the senior debt indenture entered into between the Company and Citibank, N.A., dated as of January 16, 2020 (the “Senior Debt Securities Indenture”), in the case of the Dated Subordinated Debt Securities, when the subordinated indenture to be entered into between the Company and Citibank, N.A. (the “Dated Subordinated Debt Securities Indenture”) has been duly executed and delivered, and the terms of the Dated Subordinated Debt Securities and of their issuance and sale have been duly established in conformity with such Dated Subordinated Debt Securities Indenture, or, in the case of the Perpetual Subordinated Debt Securities, when the terms of the Perpetual Subordinated Debt Securities and of their issuance and sale have been duly established in conformity with the perpetual subordinated indenture entered into between the Company and Citibank, N.A., dated as of July 1, 2025 (the “Perpetual Subordinated Debt Securities Indenture”), in each such case, so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and (iii) when the Senior Debt Securities, the Dated Subordinated Debt Securities or the Perpetual Subordinated Debt Securities, as applicable, have been duly executed and authenticated in accordance with the Senior Debt Securities Indenture, the Dated Subordinated Debt Securities Indenture or the Perpetual Subordinated Debt Securities Indenture, respectively, and issued and sold as contemplated in the Registration Statement, and assuming that such Securities will constitute valid and legally binding obligations of the Company under the laws of Japan, such Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

We note that, as of the date of this opinion, a judgment for money in an action based on a Security denominated in a foreign currency or currency unit in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Security is denominated into United States dollars will depend upon various factors, including which court renders the judgment. Under Section 27 of

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the New York Judiciary Law, a state court in the State of New York rendering a judgment on a Security would be required to render such judgment in the foreign currency or currency unit in which the Security is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of Japanese law, we note that you have received an opinion, dated August 29, 2025, of Anderson Mori & Tomotsune.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that each of the Senior Debt Securities Indenture and the Perpetual Subordinated Debt Securities Indenture has been duly authorized, executed and delivered by the Trustee thereunder, an assumption which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP